Exhibit 10.1

Personalis, Inc.

Amended and Restated Non-Employee Director Compensation Policy

Adopted by the Board of Directors: May 23, 2019

Last amended by the Board of Directors: February 27, 2024

Each member of the Board of Directors (the “Board”) of Personalis, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter each year, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears no later than 30 days following the end of each quarter in which the service occurred, prorated for any partial quarter of service. All annual cash fees are vested upon payment.

1.
Annual Board Service Retainer:
a.
All Eligible Directors: $40,000
b.
Lead Independent Director (as applicable): $60,000 (in lieu of above)
c.
Chair of the Board (as applicable): $100,000 (in lieu of above)

2.
Annual Committee Member Service Retainer:
a.
Member of the Audit Committee: $10,000
b.
Member of the Compensation Committee: $7,500
c.
Member of the Nominating and Corporate Governance Committee: $5,000

3.
Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.
Chair of the Audit Committee: $20,000
b.
Chair of the Compensation Committee: $15,000
c.
Chair of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

Equity awards will be granted under the Company’s 2019 Equity Incentive Plan, as amended from time to time, or any successor equity incentive plan (the “Plan”). All stock options granted under the Director Compensation Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant (subject to earlier termination upon a termination of the Non-Employee Director’s Continuous Service (as defined in the Plan)) and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the date of grant.

(a)
Automatic Equity Grants.

(i)
Initial Grant for New Directors. Without any further action of the Board, each person who is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase 80,000 shares of the Company’s common stock (the “Initial Option Grant”). Each Initial Grant will vest in a series of three successive equal annual installments over the three-year period measured from the date of grant, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(ii)
Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”), each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase 50,000 shares of the Company’s common stock (the “Annual Option Grant”). Each Annual Grant will vest upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, subject to the Non-Employee Director’s Continuous Service through the vesting date.

(b)
Change in Control. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to the Director Compensation Policy will become fully vested immediately prior to the closing of such Change in Control.

(c)
Remaining Terms. The remaining terms and conditions of each stock option or RSU award, including transferability, will be as set forth in the Company’s standard Option or RSU award agreement, each in the form adopted from time to time by the Board, except that the post-termination exercise period for each stock option granted pursuant to the Director Compensation Policy shall equal the lesser of (i) 36 months from the date of termination of the Non-Employee Director’s Continuous Service for any reason other than removal with cause by a vote of the stockholders in accordance with the Company’s bylaws and (ii) the remaining period of the applicable stock option’s ten-year term.

Expenses

The Company will reimburse Non-Employee Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Director Compensation Policy shall be subject to the limits set forth in Section 3(d) of the Plan.